Exhibit 5.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form F-10 of Alamos Gold Inc. (the “Company”) of our report dated February 17, 2015, relating to the consolidated financial statements for the year ended December 31, 2014, which are incorporated by reference in the Business Acquisition Report, dated August 7, 2015, and furnished on Form 6-K dated August 10, 2015. We also consent to the reference to us under the heading “Auditors, Transfer Agent and Registrar” in the amended and restated preliminary short form prospectus which forms part of such Amendment No. 1 to the Registration Statement.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario, Canada

January 26, 2017